Exhibit (j)(1)

Consent of Counsel

We hereby consent to the use of our name and to the reference to our firm under the caption “Experts” included in or made a part of Post-Effective Amendment No. 21 to the Registration Statement of One Group Investment Trust (renamed JPMorgan Investment Trust as of May 1, 2005) on Form N-1A (Nos. 33-66080 and 811-7874) under the Securities Act of 1933, as amended.

/s/ Ropes & Gray LLP
Ropes & Gray LLP

Washington, D.C.

April 26, 2005